SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549


                                      FORM 8-K

                                   CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of the

                           Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):  September 12, 1996


                                 FM PROPERTIES INC.


              Delaware               0-19989                72-1211572
          (State or other          (Commission            (IRS Employer
          jurisdiction of          File Number)           Identification
          incorporation or                                    Number)
            organization)

                                 1615 Poydras Street
                            New Orleans, Louisiana  70112

      Registrant's telephone number, including area code:  (504) 582-4000




          Item 5.   Other Events.
                    -------------
          The following news release was issued by FM Properties Inc. on September 12, 1996:

                              FM PROPERTIES AGREES TO SELL
                              ASSETS OF CIRCLE C LAND CORP.

               NEW ORLEANS, LA., September 12, 1996 -- FM Properties Inc.

          (NASDAQ:FMPO) announced today that it has agreed to sell the assets of its wholly owned subsidiary, Circle C Land Corp.

          (CCLC), for $34 million to an investor group. CCLC's assets consist primarily of approximately 1,000 acres of undeveloped commercial and multi-family property within the Circle C Ranch development near Austin, Texas.  During 1995, FMPO sold the residential property at the Circle C Ranch development for $15.8 million to the same investor group.

               FMPO has received a $1 million nonrefundable cash deposit on this transaction.  The balance of the $34 million purchase price is to be paid $30 million in cash and $3 million in a secured note at closing, which is expected prior to March 31, 1997.  No significant gain or loss will be realized on the sale and the cash proceeds will be used by FMPO to reduce its outstanding debt which currently is approximately $70 million.

               FMPO is engaged in the development and marketing of real

          estate in the Austin, Dallas, Houston and San Antonio, Texas areas.



                                      SIGNATURE
                                      ---------

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        FM PROPERTIES INC.


                                        By:      /s/ William J. Blackwell
                                             ------------------------------
                                                   William J. Blackwell
                                              Vice President and Controller
                                                (authorized signatory and
                                               Principal Accounting Officer)

          Date:  September 12, 1996